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                                                                                                              Exhibit 11.1

                   AMERICAN LIFE GROUP, INC. AND SUBSIDIARIES

          COMPUTATION OF EARNINGS PER SHARE - PRIMARY AND FULLY DILUTED


                  (Dollars in millions, except per share data)
                                   (Unaudited)

                                                            Three months                        Nine months
                                                               ended                              ended
                                                            September 30,                        September 30,
                                                        ---------------------              ---------------------
                                                        1995             1994              1995             1994
                                                        ----             ----              ----             ----
Weighted average primary shares outstanding.......   11,299,000         6,884,000        11,299,000         6,766,000

    Net effect of exercisable stock options.......           -            311,000                 -           334,000
                                                     ----------         ---------        ----------        ----------
Weighted average primary shares outstanding.......   11,299,000         7,195,000        11,299,000         7,100,000
                                                     ==========         =========        ==========        ==========

Net income for primary earnings per share:

    Net income as reported........................        $12.8             $ 1.8            $ 45.6              $5.2

    Less dividend requirements on Series
       Preferred Stock $1 Par.....................          1.9                .3               5.6               1.1
                                                          -----             -----             -----              ----
Net income for primary earnings per share.........        $10.9             $ 1.5             $40.0              $4.1
                                                          =====             =====             =====              ====
Net income per primary common share...............        $ .96             $ .21             $3.54              $.58
                                                          =====             =====             =====              ====
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    The  number  of shares  and per share  amounts  have been  restated  to give retroactive effect to the August 8, 1995,  one-for-two  reverse stock split. The assumed  exercise of  exercisable  stock options and  conversion of  convertible subordinated  debentures and preferred stock outstanding in the 1994 periods was antidilutive.